Exhibit 99.1

NeOnc Technologies Executes Sub-License Agreement, Marking Key Milestone Toward
Closing $50 Million Strategic Partnership with Quazar Investment

CALABASAS, Calif., July 22, 2025 (GLOBE NEWSWIRE) -- NeOnc Technologies Holdings, Inc. (NTHI), a clinical-stage biotechnology company advancing transformative treatments for brain and central nervous system cancers, today announced it has achieved a key milestone toward closing its previously announced strategic transaction with Quazar Investment: execution and transfer of a Sub-License Agreement from NeOnc to its Abu Dhabi onshore operating subsidiary, NuroCure. The Sub-License covers the UAE and the wider GCC and MENA region with respect to NEO100 and NEO212, pursuant to NeOnc’s license from USC Stevens Center for Innovation.

On July 8, 2025, NeOnc announced a non-binding term sheet to participate in the contemplated $50 million equity investment and MENA region expansion with Quazar. This licensing agreement marks the second of five required conditions in the transaction closing process.

“We’ve strategically aligned the timing of our Russell Microcap Index inclusion with the Quazar partnership to attract institutional capital, drive passive fund flows, and enhance market liquidity,” said Amir Heshmatpour, Executive Chairman & President of NeOnc Technologies Holdings, Inc.

“It’s a clear stamp of credibility and a core pillar of our broader capital markets strategy. Completing the Sub-License Agreement is a critical milestone that brings us one step closer to unlocking the full potential of our $50 million partnership at $25 dollars per share with Quazar delivering long-term value to our shareholders and advancing life-saving therapies for patients across the MENA region.”

“It feels like NeOnc is undergoing a major transformation from a clinical-stage biotech to a global brain cancer platform,” added Dr. Ishwar Puri, Senior Vice President, Research & Innovation, University of Southern California.

Under the non-binding term sheet, Quazar intends to lead a capital formation round of up to $50 million, priced at $25 per share. The proposed structure allocates 70% of proceeds to the acquisition of NeOnc common stock, with 30% earmarked for launching clinical trials and building infrastructure across the UAE and broader MENA region.

To complete the transaction, NeOnc must satisfy the remaining conditions within 120 days, including:

1.	Legal formation of NuroMENA and NuroCure in Abu Dhabi.
2.	Finalization of offering documents, including subscription agreements and a shareholder agreement.
3.	Approval of a comprehensive two-year business plan and budget, outlining operational and clinical milestones.

The closing remains subject to these conditions and the successful completion of the capital formation process.

ABOUT NEONC TECHNOLOGIES HOLDINGS, INC.

NeOnc Technologies Holdings, Inc. is a clinical-stage life sciences company focused on the development and commercialization of central nervous system therapeutics that are designed to address the persistent challenges in overcoming the blood-brain barrier. The company’s NEO™ drug development platform has produced a portfolio of novel drug candidates and delivery methods with patent protections extending to 2038. These proprietary chemotherapy agents have demonstrated positive effects in laboratory tests on various types of cancers and in clinical trials treating malignant gliomas. NeOnc’s NEO100™ and NEO212™ therapeutics are in Phase II human clinical trials and are advancing under FDA Fast-Track and Investigational New Drug (IND) status. The company has exclusively licensed an extensive worldwide patent portfolio from the University of Southern California consisting of issued patents and pending applications related to NEO100, NEO212, and other products from the NeOnc patent family for multiple uses, including oncological and neurological conditions. For more about NeOnc and its pioneering technology, visit neonc.com.

Important Cautions Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “budget,” “forecast,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “evaluating,” or similar words. Statements that contain these words should be read carefully, as they discuss our future expectations, projections of future results of operations or financial condition, or other forward-looking information.

Examples of forward-looking statements include, among others, statements regarding whether a definitive agreement will be reached with Quazar. These statements reflect our current expectations based on information available at this time, but future events may differ materially from those anticipated.

The “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, along with other cautionary language in that report or in our subsequent filings, outlines important risks and uncertainties. These may cause our actual results to differ materially from the forward-looking statements herein, including but not limited to the failure to finalize the agreement with Quazar, modifications to its terms, or alternative uses of proceeds.

We assume no obligation to revise or update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as required by applicable securities laws and regulations.

“NEO100” and NEO “212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Company Contact:

info@neonc.com

Investor Contact:

James Carbonara

Hayden IR

(646)-755-7412

James@haydenir.com